CARL SANKO

2485 Village View Drive, Suite 180

Henderson, NV 89074

(702) 830-7919

May 15, 2019

Jonathan Bonnette, President

Grow Capital, Inc.

Re: Fee Agreement

Gentlemen,

Set forth below are the terms and conditions regarding compensation for services to be provided during fiscal year May 15, 2019 to May 15, 2019, and the fee arrangement for services to be provided by my firm to Grow Capital, Inc., its subsidiaries and affiliates (collectively "GRWC") for periods after May 14, 2019, along with our agreement regarding payment of fees for those services. The effective date of this agreement is and shall be May 15, 2019.

COMPENSATION FOR PAST SERVICES

It is acknowledged, both by GRWC and by Carl Sanko, that there are no amounts that GRWC currently owes Carl Sanko for any period prior to May 15, 2019 and that in consideration of this agreement and for other good and valuable consideration, Carl Sanko hereby waives any claim or cause of action, whether in equity or at law, he has or may have against GRWC for fees for services provided prior to May 15, 2019.

BASIC FEE ARRANGEMENT

For the twelve months beginning May 15, 2019, GRWC hereby agrees to pay Carl Sanko (“Sanko”) a fixed fee of Two Hundred Ten Thousand Dollars ($210,000) for the services of Sanko in consideration of providing Secretary officer services valued at $105,000 and outside business management and consulting services valued at $105,000.  It is also understood and agreed that Mr. Sanko is providing and intends to continue to provide services to other clients of his firm or to otherwise be individually employed by another entity or entities and that Mr. Sanko shall devote only so much time and effort as is reasonably necessary to meet the needs of GRWC within his other time constraints.

The basic free arrangement noted above of $210,000 shall be paid through Stock Based Compensation which shall be valued at $.07758 per share based on the average of the 3 lowest closing share market prices over the previous 30 market trading days at an applied discount of 30% to that calculated average closing share market price, and equaling Two Million Seven Hundred Six Thousand Seven Hundred and Sixty Seven (2,706,767) shares of Grow Capital, Inc. restricted "144" common stock.  The shares are to be issued within 10 days of executing this agreement and vest immediately upon issuance. Any such shares of Stock under this basic fee arrangement will be issued to Carl Sanko, or, upon request, his designee.

Because of the nature of the services to be provided is in the nature of a fee retainer arrangement, it is understood and agreed that no detailed billing statements with respect to the

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fixed monthly fee are required nor will they be provided and Mr. Sanko and other firm personnel shall have no obligation and shall not be required to account for their time. The firm will not provide GRWC a monthly invoice for the monthly fixed fee.

The above stated fees do not include expenses and GRWC agrees to timely pay any authorized expenses separately billed to GRWC. GRWC further agrees that Mr. Sanko or the firm may also utilize other employees or subcontractors to perform services for GRWC or in support of matters assigned by you to the firm, all subject to the time limitations set forth above. To the extent a matter requires or may require the expertise of a business services other than what Mr. Sanko or other firm personnel can provide, GRWC agrees to separately engage and pay for such business services and expenses, and Mr. Sanko will provide business oversight of said services within the parameters of this Fee Agreement and all as directed by you.

Charges for expenses may and shall include, but not be limited to, expenditures for office expenses, travel, business meals, mileage, and other expenses incurred by us in the proper performance of consulting services for you.

AVAILABILITY TO PROVIDE SERVICES; TERM

With regard to any matter that GRWC may wish to refer to the firm that is within the capability and expertise of Mr. Sanko or other firm personnel to perform, Mr. Sanko and the firm will make himself/itself reasonably available on a priority/first call basis to respond to the needs of GRWC or to perform the tasks requested in regard to providing Secretary officer services and outside business consulting services, subject to the time limitations set forth above.

The firm will perform general business consulting services for GRWC and, in the case of specific matters identified by GRWC, only when reasonably requested to do so either by you or by other employees or agents of GRWC acting under your direction.  The scope of our responsibility for each such matter will be specified by you; if no such specification is made, we will perform such services as we believe appropriate for the particular matter, in the circumstances of the request.  We will not be responsible for any specific business management matters relating to GRWC unless they are covered by such a request.

If any of the above terms do not meet with your approval, please let me know immediately, and I will review them with you.  If you agree with the foregoing, please sign the duplicate original of this letter and return it to me at your earliest convenience.

The term of this agreement shall be and is 12 months from the effective date of May 15, 2019, and may be terminated during such initial term “for cause” only.

Sincerely,

/s/ Carl Sanko

Carl Sanko

Acknowledged and Agreed:

Grow Capital, Inc.

By: /s/ Jonathan Bonnette

     Jonathan Bonnette, President

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